Exhibit 99.1

SPARTON AYDIN, LLC

FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2025 (Audited)

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2026 (Unaudited)

Sparton Aydin, LLC

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of Innovative Solutions and Support, Inc.

Opinion on the financial statements

We have audited the financial statements of Sparton Aydin, LLC, a Delaware limited liability company (the “Company”), which comprise the balance sheet as of December 31, 2025, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audit of the financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 6, 2026

SPARTON AYDIN, LLC

BALANCE SHEETS

(in thousands)

	December 31,	June 30,
	2025	2026 (Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,796	$1,426
Accounts receivable	2,728	1,987
Contract assets	338	875
Due from Affiliate	5,484	6,391
Inventories	2,916	3,116
Prepaid expenses and other current assets	286	159

Total current assets	13,548	13,954

Goodwill	10,328	10,328
Intangible assets, net	3,211	3,004
Property and equipment, net	1,700	1,579

Total assets	$28,787	$28,865

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$503	$873

Accrued expenses	425	404
Contract liabilities	551	257
Due to Affiliate	1,351	1,391
Income taxes payable	412	549
Deferred income taxes	1,134	1,049

Total liabilities	4,376	4,523

Commitments and contingencies (See Note 11)

Shareholders’ equity	$24,411	$24,342

Total liabilities and shareholders’ equity	$28,787	$28,865

The accompanying notes are an integral part of these financial statements.

SPARTON AYDIN, LLC

STATEMENTS OF OPERATIONS

(in thousands)

	December 31, 2025	Six Months Ended June 30, 2026 (unaudited)
Net sales	$16,330	$7,302

Cost of sales	11,884	5,832

Gross profit	4,446	1,470

Operating expenses:
Research and development	897	517
Selling, general and administrative	2,388	970
Total operating expenses	3,285	1,487

Income (loss) and income (loss) before taxes	1,161	(17)

Income tax expense	279	52

Net income (loss)	$882	$(69)

The accompanying notes are an integral part of these financial statements.

SPARTON AYDIN, LLC

STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

Total
shareholders’
equity
Balance, December 31, 2024 (Unaudited)	$23,529

Net income	882

Balance, December 31, 2025	$24,411

Net loss	(69)

Balance, June 30, 2026 (Unaudited)	$24,342

The accompanying notes are an integral part of these financial statements

SPARTON AYDIN, LLC

STATEMENTS OF CASH FLOWS

(in thousands)

	December 31, 2025	Six Months ended June 30, 2026 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$882	(69)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	619	338
Deferred income taxes	(131)	(85)
(Increase) decrease in:
Accounts receivable	(222)	741
Inventories	(1,330)	(200)
Contract assets	103	(537)
Due from affiliate	756	(907)
Prepaid expenses and other current assets	(228)	127
Increase (decrease) in:
Accounts payable	(52)	370
Accrued expenses	(534)	(21)
Contract liabilities	114	(294)
Due to affiliate	68	40
Income taxes payable	412	137
Net cash provided by operating activities	$457	(360)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(99)	(10)
Net cash (used in) investing activities	$(99)	(10)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash (used in) provided by financing activities	$-	$-

Net increase (decrease) in cash and cash equivalents	358	(370)
Cash and cash equivalents, beginning of year	1,438	1,796

Cash and cash equivalents, end of year	$1,796	1,426

The accompanying notes are an integral part of these financial statements.

SPARTON AYDIN, LLC

NOTES TO FINANCIAL STATEMENTS

1.  Background

Sparton Aydin,LLC, a Delaware limited liability company doing business as Aydin Displays (“Aydin” or the “Company”) has designed and manufactured ruggedized displays to meet the most critical military spec environments in ground vehicles, naval, and airborne systems. With thousands of ruggedized displays deployed throughout the world, Aydin is aligned with the needs of its military customers and supporting America’s defense base. Aydin is a vertically integrated designer and manufacturer of ruggedized displays for mission-critical aerospace, defense, and industrial applications. Aydin operates as a one-stop shop, providing extensive in-house capabilities across design, engineering, production, and sustainment (e.g., spares and repairs) ensuring quality, speed, and control throughout the entire product lifecycle. Aydin delivers fully customized, MIL-STD-certified displays ranging from 10” to 65” across a variety of use cases such as ground, naval surface and subsurface programs, airborne systems, and air traffic control towers.

On July 21, 2026, Innovative Solutions and Support, Inc. (the “Acquirer”) entered into and closed the transactions contemplated by that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) with Sparton Corporation, a Delaware corporation (“Seller”), pursuant to which the Acquirer acquired all of the issued and outstanding membership interests of Aydin, a wholly owned subsidiary of Elbit Systems of America, LLC (“Elbit”) “(the (“Acquisition”)’.

2.  Concentrations

Major Customers

For the year ended December 31, 2025 and for the six months ended June 30, 2026 (unaudited), the Company derived 72% and 76%, respectively, of total sales from five customers, although not all the same customers in each period. Accounts receivable and contract assets related to the Company’s top five customers were $2.9 million and $3.2 million as of June 30, 2026 (unaudited) and December 31, 2025, respectively.

Major Suppliers

The Company buys several of its components from sole source suppliers. Although there are a limited number of suppliers of particular components, management believes other suppliers could provide similar components on comparable terms.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances and accounts receivable. The Company’s customer base consists principally of companies within the Department of Defense industry. The Company requests advance payments and/or letters of credit from customers that it considers to be significant credit risks. The Company maintains a cash balance with a U.S. financial institution, in which the balance exceeds the FDIC insured limit of $250,000. As of December 31, 2025 and June 30, 2026 (unaudited), the Company’s cash balance held at the financial institution exceeded the FDIC limit. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

3.  Summary of Significant Accounting Policies

Principles of Presentation

As of and for the periods presented, the Company had no subsidiaries or entities requiring consolidation. Accordingly, the accompanying financial statements include only the accounts of the Company.

Use of Estimates

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Estimates are used in accounting for, among other items, valuation of tangible and intangible assets acquired, evaluation of allowances for credit losses accounts, inventory write-downs, product warranty cost liabilities, the useful lives of long-lived assets for depreciation and amortization, the recoverability of long-lived assets, evaluation of goodwill and indefinite-lived intangible assets impairment and contingencies. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the statements of operations in the period they are determined.

Intangible Assets

Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired and are reported separately from any goodwill recognized.

Intangible assets with a finite life are amortized over their estimated useful life and are reported net of accumulated amortization. They are assessed for impairment in accordance with the Company’s policy on assessing long-lived assets for impairment described below.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In reviewing for impairment, the Company first complete a qualitative assessment at the lowest level of identifiable cash flows for their long-lived assets (excluding goodwill). If there are indicators of impairment from the qualitative assessment, a quantitative analysis is performed where the carrying value of such assets is compared to the undiscounted future pre-tax cash flows expected from the use of the assets and their eventual disposition. If such cash flows are not sufficient to support the asset’s (or asset group’s) recorded value, an impairment loss may be recognized if the estimated fair value of the asset (or asset group) is less than the respective carrying value. The determination of future cash flows as well as the estimated fair value of long-lived and intangible assets involves significant estimates and judgment on the part of management. The Company estimates and assumptions may prove to be inaccurate due to factors such as changes in economic conditions, expected asset utilization levels, their business activity levels, or other changing circumstances. In support of the Company’s review for indicators of impairment, they perform a review of their long-lived assets at the lowest level of identifiable cash flows to conclude whether indicators of impairment exist associated with their long-lived assets. There were no indications of impairment associated with the Company’s long-lived assets for the year ended December 31, 2025 or the six months ended June 30, 2026 (unaudited).

Goodwill

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The recorded amounts of goodwill from business combinations are based on management’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is assigned to the reporting units that are expected to benefit from the synergies of the business combination that generated the goodwill. The Company’s goodwill impairment test is performed at the reporting unit level. Reporting units are determined based on an evaluation of the Company’s operating segments and the components making up those operating segments. Based on this evaluation, the Company has concluded that it has one reporting unit, which is at the entity level, and all goodwill is assigned to that reporting unit.

The Company may first assess qualitative factors in order to determine whether goodwill and indefinite-lived intangible assets are impaired. If through the qualitative assessment it is determined that it is more likely than not that goodwill and indefinite-lived intangible assets are not impaired, no further testing is required. If it is determined more likely than not that goodwill and indefinite-lived intangible assets are impaired, or if the Company elects not to first assess qualitative factors, the Company’s impairment testing continues with the estimation of the fair value of the reporting unit using a combination of a market approach and an income (discounted cash flow) approach, at the reporting unit level. Estimating the fair value of reporting unit requires significant management judgment with respect to revenue and expense growth rates, changes in working capital and the selection and use of an appropriate discount rate. The estimates of the fair value of reporting units are based on the best information available as of the date of the assessment. The use of different assumptions would increase or decrease estimated discounted future operating cash flows and could increase or decrease an impairment charge. The Company’s management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as adverse business conditions, economic factors and technological change or competitive activities may signal that an asset has become impaired.

If the Company determines that it is more likely than not that the fair value of the reporting unit is below the carrying amount as part of its qualitative assessment, a quantitative assessment of goodwill is required. In the quantitative evaluation, the fair value of the reporting unit is determined and compared to the carrying value. If the fair value is greater than the carrying value, then the goodwill is deemed not to be impaired and no further action is required. If the fair value is less than the carrying value, goodwill is considered impaired and a charge is reported as impairment of goodwill in the statements of operations. Accordingly, no goodwill impairment was recognized in the financial statements for the year ended December 31, 2025 or the six months ended June 30, 2026 (unaudited).

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less from the time they are acquired to be cash equivalents. The Company had $1.8 million and $1.4 million in cash as of December 31, 2025 and June 30, 2026 (unaudited), respectively. The Company had no cash equivalents as of December 31, 2025 and June 30, 2026 (unaudited).

Accounts Receivable

The Company records receivables derived from contracts with customers at net realizable value and they generally do not bear interest. An allowance for estimated uncollectible accounts is established if uncollectability is considered probable. This value may include an allowance for credit losses to reflect any losses anticipated on the accounts receivable balances, which is charged to the provision for doubtful accounts. When determining uncollectability, the Company considers historical write-offs by customer, level of past due accounts, and the economic status of the customers. Write-offs are recorded at the time a customer receivable is deemed uncollectible. The Company had no allowance for credit losses as of December 31, 2025 and as of June 30, 2026 (unaudited).

Inventory

Inventories are stated at a weighted average, net of write-downs for excess and obsolete inventory, and consists of the following (in thousands):

	Year Ended December 31,	Six Months Ended June 30,
	2025	2026 (unaudited)
Raw materials	$2,261	$2,367
Work-in-process	568	622
Finished goods	87	127
	$2,916	$3,116

Property and Equipment, net

Property, plant and equipment is recorded at cost. Depreciation and amortization is generally provided on the straight-line method over the estimated useful lives of the various assets. Major additions and improvements are capitalized, while maintenance and repairs that do not improve or extend the life of assets are charged to expense as incurred.

The Company’s property, plant and equipment is generally depreciated over the following estimated useful lives:

•	Buildings and improvements are depreciated over estimated lives of five to thirty-nine years.
•	Furniture and office equipment is depreciated over estimated lives of three to fifteen years.
•	Computer equipment is depreciated over an estimated life of three to five years.
•	Equipment is depreciated over estimated lives of three to ten years.

Revenue Recognition

The Company enters into sales arrangements with customers that, in general, provide for the Company to design, develop, manufacture and deliver ruggedized flat-panel display systems and peripherals that meet the most critical military spec environments in ground vehicles, naval and airborne systems.

Revenue from Contracts with Customers

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that an entity recognizes revenue when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. To achieve this core principle, the Company applies the following five steps:

1)	Identify the contract with a customer

The Company’s contracts with its customers typically take the form of a purchase order issued to the Company by its customers and, to a lesser degree, in the form of a purchase order issued in connection with a formal contract executed with a customer. In addition, the Company enters into fixed-price contracts, in which the Company agrees to perform the specified work for a pre-determined price. The contractual terms of the fixed price contracts vary in period of performance, however they often contain a termination for convenience clause which results in the Company treating these contracts as day-to-day under ASC 606. For purposes of accounting for revenue under ASC 606, a contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to those goods or services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

2)	Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. Most of the Company’s revenue is derived from purchases under which we provide a specific product or service and, as a result, there is only one performance obligation. In the event that a contract includes multiple promised goods or services, such as an Engineering Development Contract (“EDC”) which includes both engineering services and a resulting product shipment, the Company must apply judgment to determine whether promised goods or services are capable of being distinct in the context of the contract. In the event that a contract includes multiple promised goods or services, such as an EDC contract which includes both engineering services and a resulting product shipment, the Company must apply judgment to determine whether promised goods or services are capable of being distinct in the context of the contract. In these cases, the Company considers whether the customer could, on its own, or together with other resources that are readily available from third parties, produce the physical product using only the output resulting from the Company’s completion of engineering services. If the customer cannot produce the physical product, then the promised goods or services are accounted for as a combined performance obligation.

3)	Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur.

4)	Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts with multiple performance obligations, the Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price by taking into account available information such as market conditions as well as the cost of the goods or services and the Company’s normal margins for similar performance obligations.

5)	Recognize revenue when or as the Company satisfies a performance obligation

The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised good or service to a customer. Product sales revenue is recognized point-in-time when the product is sold and shipped to the customer. Services revenues are recognized over time upon the completion of the identified performance obligations. Historically, the Company has also recognized revenue from EDC and long-term production contracts and are recognized over time using an input measure (e.g., costs incurred to date relative to total estimated costs at completion) to measure progress, as this is determined to be the best measure of the Company's progress toward satisfying the performance obligation. Contract costs include material, components and third-party avionics purchased from suppliers, direct labor, and overhead costs.

6)	Contract Estimates

Accounting for performance obligations in long-term contracts that are satisfied over time involves the use of various techniques to estimate progress towards satisfaction of the performance obligation. The Company typically measures progress based on costs incurred compared to estimated total contract costs. Contract cost estimates are based on various assumptions to project the outcome of future events that often span more than a single year. These assumptions include the amount of labor and labor costs, the quantity and cost of raw materials used in the completion of the performance obligation and the complexity of the work to be performed.

As a significant change in one or more of these estimates could affect the profitability of our contracts, we review and update our contract-related estimates regularly. We recognize adjustments in estimated profit on contracts under the cumulative catch-up method. Under this method, the impact of the adjustment on profit recorded to date is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, we recognize the total loss in the quarter it is identified.

The impact of adjustments in contract estimates on our operating earnings can be reflected in either operating costs and expenses or revenue. Therefore, no adjustment on any contract was material to our financial statements for the calendar year ended December 31, 2025 and the six months ended June 30, 2026 (unaudited).

Contract Balances

Contract assets consist of the right to consideration in exchange for product offerings that we have transferred to a customer under the contract. Contract liabilities primarily relate to consideration received in advance of performance under the contract. The following table reflects the Company’s contract assets and liabilities (in thousands):

	Contract	Contract
	Assets	Liabilities
December 31, 2024 (unaudited)	$440,665	437,284
Amount transferred to receivables from contract assets	(440,665)
Contract asset additions	337,703
Performance obligations satisfied during the period that were included in the contract liability balance at the beginning of the period
Increases due to invoicing prior to satisfaction of performance obligations		113,798
December 31, 2025	$337,703	551,082
Amount transferred to receivables from contract assets	(337,703)
Contract asset additions (unaudited)	875,234
Performance obligations satisfied during the period that were included in the contract liability balance at the beginning of the period (unaudited)		(294,151)
Increases due to invoicing prior to satisfaction of performance obligations (unaudited)
June 30, 2026 (unaudited)	$875,234	256,931

* Due to the fact that our fixed price contracts are treated as day-to-day contracts due to the inclusion of termination for convenience clauses, there are no remaining unsatisfied performance obligations at period end to disclose under ASC 606.

The balances for Accounts receivable were $2.9 million, $3.7 million and $3.6 million for the year ended December 31, 2024 (unaudited), December 31, 2025 (unaudited) and the six months ended June 30, 2026 (unaudited), respectively.

Income Taxes

Income taxes are recorded in accordance with ASC Topic 740, “Income Taxes” (“ASC Topic 740”), which utilizes a balance sheet approach to provide for income taxes. Under this method, the Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets, liabilities and expected benefits of utilizing net operating losses (“NOL”) and tax credit carry-forwards. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and are reflected in the financial statements in the period of enactment. At the end of each interim reporting period, the Company prepares an estimate of the annual effective income tax rate and applies that annual effective income tax rate to ordinary year-to-date pre-tax income for the interim period. Specific tax items discrete to a particular quarter are recorded in income tax expense for that quarter. The estimated annual effective tax rate used in providing for income taxes on a year-to-date basis may change in subsequent periods.

The accounting for uncertainty in income taxes requires a more likely than not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the (i) benefit recognized and measured for financial statement purposes and (ii) the tax position taken or expected to be taken on the Company’s tax return. To the extent that the Company’s assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company has elected to record any interest or penalties associated with uncertain tax positions as income tax expense.

Research and Development

Total research and development expense comprises of internally funded research and development (“R&D”), which is expensed as research and development in the statements of operations. R&D charges incurred for product design, product enhancements and future product development are expensed as incurred.

Expenses related to engineering and development contracts, which primarily relate to payroll-related expenses of employees engaged in EDC projects, engineering related product materials and equipment, subcontracting costs and applicable overhead, which are expensed in cost of goods sold.

Fair Value of Financial Instruments

The net carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short-term nature of these instruments. For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value as follows:

Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

As of December 31, 2025 and June 30, 2026 (unaudited), the Company had no financial assets or liabilities that were accounted for at fair value on a recurring basis.

4.  Intangible assets

The Company’s intangible assets other than goodwill are as follows (in thousands):

	As of December 31, 2025
	Gross Carrying	Accumulated	Accumulated	Net Carrying
	Value	Impairment	Amortization	Value
Customer relationships	$3,500	-	(653)	$2,847
Backlog	490	-	(490)	-
Unpatented Technology	1,639	-	(1,275)	364
Total	$5,629	-	(2,418)	$3,211

	As of June 30, 2026 (Unaudited)
	Gross Carrying	Accumulated	Accumulated	Net Carrying
	Value	Impairment	Amortization	Value
Customer relationships	$3,502	-	(723)	$2,777
Backlog	490	-	(490)	-
Unpatented Technology	1,639	-	(1,412)	227
Total	$5,629	-	(2,625)	$3,004

Intangible asset amortization expense is amortized as a component of selling, general and administrative expense and was $0.4 million and $0.2 million for the year ended December 31, 2025 and the six months ended June 30, 2026 (unaudited), respectively.

The expected future amortization expense related to the customer relationships and trade name as of December 31, 2025 is as follows (in thousands):

Amortization Expense
2026	$413
2027	231
2028	231
2029	231
2030	231
Thereafter	1,874
Total	$3,211

5.  Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of December 31,	As of June 30,
	2025	2026 (unaudited)
Accounts payable pre-payments	$232	$108
Prepaid taxes	24	9
Dues, services and pre-paid insurance	30	42
Total	$286	$159

6.  Property and Equipment

Property and equipment, net consists of the following balances (in thousands):

	As of December 31, 2025	As of June 30, 2026 (unaudited)
Computer equipment	$4	4
Buildings and improvements	294	294
Equipment	2,273	2,230
Property and Equipment, gross	2,518	2,528
Less accumulated depreciation and amortization	(870)	(984)
Property and Equipment, net	$1,700	1,544

Depreciation related to property and equipment was $0.2 million and $0.1 million for the year ended December 31, 2025 and the six months ended June 30, 2026 (unaudited), respectively recorded in cost of goods sold in the accompanying statements of operations.

7.  Accrued Expenses

Accrued expenses consist of the following (in thousands):

	As of December 31,	As of June 30, 2026
	2025	(unaudited)
Warranty	$75	75
Salary, benefits and payroll taxes	265	266
Bonus accruals	84	63
Total	$424	404

8.  Warranty

The Company offers a one-year warranty on all products, with minor exceptions based on contract negotiation. The Company carries a warranty reserve that is based on historical warranty expense incurred. The historical average is calculated on a running eighteen (18) month average of sales and expenses. The average calculation is modified if some specific issue becomes known at the time it is determined to be feasible.

Warranty cost is recorded as Cost of sales.

Warranty cost and accrual information is as follows (in thousands):

	As of December 31, 2025	As of June 30, 2026 (unaudited)
Warranty accrual, beginning of period	$46	$75
Accrued expense (Adjustment)	29	-
Warranty accrual, end of period	$75	$75

9.  Income Taxes

The components of income taxes are as follows (in thousands):

	As of December 31, 2025	As of June 30, 2026 (unaudited)
Current provision
Federal	$350	$108
State	62	29

Total current provision	412	137

Deferred provision
Federal	(119)	(118)
State	(14)	32

Total deferred provision	(133)	(85)

Total current and deferred provision	$279	$51

Following is a reconciliation of the statutory federal rate to the Company’s effective income tax rate (in thousands):

	As of December 31, 2025	As of June 30, 2026 (unaudited)
Income tax provision (benefit) at the U.S. Federal statutory tax rate of 21%	$243	$(3)
State income taxes, net of federal benefit	35	55
Effective income tax rate	24.0%	(301.4)%

The deferred tax effect of temporary differences giving rise to the Company’s deferred tax assets and liabilities consists of the components below (in thousands):

	As of December 31, 2025	As of June 30, 2026 (unaudited)
	Non Current	Non Current
Deferred tax assets:
Reserves and accruals	$17	$72

Total deferred tax assets	17	72

Deferred tax liabilities:
Depreciation and amortization	(1,152)	(1,120)
Total deferred tax liabilities	(1,152)	(1,120)
Net deferred tax liabilities	$(1,135)	$(1,048)

The Company had no unrecognized tax benefits (uncertain tax positions) as of December 31, 2025 or June 30, 2026 (unaudited), and none are expected to be recognized within the next twelve months. No federal or state net operating loss carryforwards were generated in either period presented.

10.  Savings Plan

The Company sponsors a voluntary defined contribution savings plan covering all employees. The Company made contributions of approximately $0.1 million and $0.1 million for the year ended December 31, 2025 and the six months ended June 30, 2026 (unaudited), respectively.

11.  Commitments and Contingencies

Purchase Obligations

A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on the Company and that specifies all significant terms, including fixed quantities to be purchased, fixed price provisions, and the approximate timing of the transaction. These amounts primarily comprise open purchase order commitments entered into in the ordinary course of business with vendors and subcontractors pertaining to fulfillment of the Company’s current order backlog.

Product Liability

The Company has product liability insurance of $50,000,000. The Company has not experienced any material product liability claims.

Legal Proceedings

In the ordinary course of business, the Company is at times subject to various legal proceedings and claims. As of June 30, 2026 (unaudited) and December 31, 2025, there are no such matters pending.

12.  Transactions with Affiliates

Prior to the Acquisition, the Company was wholly owned by Elbit, and as such, may have received support from Elbit and affiliates in the form of company administrative services. In addition, the Company supplied products to Elbit under the terms of a supply agreement between the parties. Revenues received under the supply arrangement were $3.3 million and $1.1 million for the year ended December 31, 2025, and for the six months ended June 30, 2026 (unaudited), respectively. In addition, the Company incurred certain expenses from Elbit for administrative reimbursement services which are included in selling, general and administrative in the statement of operations. For the year ended December 31, 2025, and for the six months ended June 30, 2026 (unaudited), the Company incurred $2.0 million and $0.9 million, respectively.

As of December 31, 2025 and June 30, 2026 (unaudited) the Company owed Elbit $1.4 million and $1.4 million, respectively which is disclosed as due to affiliate on the Balance Sheet. As of December 31, 2025 and June 30, 2026 (unaudited) the Company is owed from Elbit $5.5 million and $6.4 million, respectively which is disclosed as due from affiliate on the Balance Sheet.

13.  Subsequent Events

The Company has evaluated subsequent events or transactions that occurred after December 31, 2025 through October 6, 2026, the date which these financial statements were available to be issued and noted that there were no subsequent events except as it relates to the Acquisition disclosed in Note 1.